Title:


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                                                                   Exhibit 10.16

                                                                  Conformed copy

                                CONTRACT OF SALE

                                     between

                              415 GREENWICH GC, LLC
                                    as Seller

                                       and

                              HERITAGE PARTNERS LLC
                                  as Purchaser

                          Dated: as of October 10, 2003




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                                CONTRACT OF SALE

          THIS CONTRACT OF SALE made as of the 10th day of October, 2003 (this "Contract"), by and between 415 GREENWICH GC, LLC, a New York limited liability company, having an office at c/o Globix Corporation, 139 Centre Street, New York, New York 10013 ("Seller"), and HERITAGE PARTNERS LLC, a New York limited liability company, having an office at 50 Charles Lindbergh Boulevard, Uniondale, New York 11553 ("Purchaser").

                               W I T N E S S E T H

          WHEREAS, Seller desires to sell and Purchaser desires to purchase certain real and personal property located in the State, City and County of New York, all as more particularly provided for in this Contract;

          NOW THEREFORE, in consideration for the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby covenant and agree as follows:

          SECTION 1. Sale of Property and Acceptable Title

          'SS' 1.01. Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, at the price and upon the terms and conditions set forth in this Contract: (a) the parcel of land located in the City, County and State of New York, more particularly described in Exhibit A attached hereto and made a part hereof (the "Land"); (b) all buildings and improvements now or hereafter situated on the Land (collectively, the "Building") (the Land and the Building are hereinafter sometimes collectively referred to as the "Premises"); (c) all easements, rights-of-way, privileges, appurtenances and other rights pertaining to the Premises; (d) all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Land to the center line thereof; (e) any unpaid award for any taking by condemnation or any damage to the Premises by reason of a change of grade of any street or highway or otherwise, and any award made or to be made in lieu thereof; (f) all right, title and interest of Seller, if any, in and to any strips and gores adjoining or adjacent to the Premises; (g) all plans, drawings, specifications, and surveys relating to the Premises and in Seller's possession or control; (h) all transferable guaranties and warranties relating to the Premises or the Personal Property (as hereafter defined) and in Seller's possession or control; (i) all transferable licenses, permits, and certificates in Seller's possession or control issued by any governmental authority relating to the use, occupancy or operation of the Premises or the Personal Property (collectively, the "Permits"); and (j) all right, title and interest of Seller, if any, in and to the fixtures, equipment, machinery, and other personal property located on, attached or appurtenant to the Property, including, without limitation the personal property described on Exhibit B annexed hereto and made a part hereof (collectively, the "Personal Property"), except for any items (the "Excluded Property") set forth in Exhibit C attached hereto and made a part hereof (the items described in clauses (a) through (j), other than the Excluded Property, are hereinafter collectively referred to as the "Property"). The Premises are commonly known as 415 Greenwich Street.




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         'SS' 1.02. Seller shall convey and Purchaser shall accept fee simple title to the Premises in accordance with the terms of this Contract, subject only to (a) the matters set forth in Exhibit D attached hereto; (b) Violations (as hereafter defined) and liens in respect thereof provided for in 'SS' 6.01 of this Contract ((a) and (b) being referred to collectively as "Permitted Exceptions"); and (c) such Monetary Liens (as hereafter defined) as are provided for in 'SS' 12.05(v)(A) or (B).

          SECTION 2. Purchase Price, Acceptable Funds, Purchase Money and Escrow of Downpayment

          Section 2.01. The purchase price ("Purchase Price") to be paid by Purchaser to Seller for the Property is SIXTY MILLION DOLLARS ($60,000,000) to be paid as follows: (a) ONE MILLION DOLLARS ($1,000,000) (the "Initial Downpayment") by wire transfer or certified or official bank check contemporaneously with Purchaser's execution of this Contract, the receipt of which is hereby acknowledged by Seller; and (b) TWO MILLION DOLLARS ($2,000,000) (the "Additional Downpayment"; the Additional Downpayment and the Initial Downpayment are referred to collectively as the "Downpayment") by wire transfer or certified or official bank check to be delivered to Escrowee on or before the date that is forty-five (45) days after the date hereof, as to which date time is of the essence and (c) FIFTY-SEVEN MILLION DOLLARS ($57,000,000) at the Closing in accordance with the provisions of 'SS' 2.02.

          'SS' 2.02. All monies payable under this Contract, unless otherwise specified in this Contract, shall be paid by (a) official bank checks drawn on a bank that is a member of the New York Clearing House Association, payable to the order of Seller, or as Seller may otherwise direct in writing, or (b) at the option of either party, by wire transfer of immediately available funds to one or more accounts designated by Seller no later than three (3) Business Days (as hereafter defined) prior to the Closing.

          'SS' 2.03. (a) The Downpayment shall be paid by Purchaser to
Seller's attorneys, Hawkins, Delafield & Wood, as escrow agent ("Escrowee"), and the Escrowee shall hold the proceeds thereof in escrow in an interest bearing account at Citibank, N.A., 120 Broadway, New York, New York (the "Escrow Depository"), until the Closing or sooner termination of this Contract and shall pay over or apply such proceeds in accordance with the terms of 'SS' 2.03 and
Section 12 of this Contract. Interest earned on the Downpayment shall be deemed to be a part of the Downpayment and shall be paid to the party entitled to receive the Downpayment pursuant to the terms of this Contract, provided that there shall be no credit toward the Purchase Price in respect of any such interest. The party receiving such interest or receiving the benefit of the payment of such interest shall pay any income taxes thereon. The correct tax identification numbers of the parties are as set forth on the signature page of this Contract.

               (b) At Closing the Downpayment shall be paid to Seller. If for any reason the Closing shall not have occurred and either party shall have made a written demand upon Escrowee for payment of the Downpayment, Escrowee shall give written notice to the other party of such demand, except as otherwise provided in 'SS' 13.01(b). If Escrowee shall not have received a written objection from the other party to the proposed payment within seven (7) Business Days after the giving of such notice, Escrowee is hereby authorized to make such payment. If Escrowee does receive such written objection within such seven (7) Business Day


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period, or if for any other reason Escrowee, in good faith, shall elect not to make such payment, Escrowee shall continue to hold such amount until otherwise directed by (i) written notice from the objecting party withdrawing its objection, or (ii) joint written instructions from the parties to this Contract, or (iii) a judgment or order of a court.

               (c) Purchaser and Seller acknowledge that Escrowee is acting solely as a stakeholder at the request of, and as an accommodation to, the parties to this Contract. Escrowee shall not be deemed to be the agent of Seller or Purchaser and shall not be liable to either of the parties hereto for any act or omission hereunder or any matter or thing arising out of its conduct hereunder, except for Escrowee's willful disregard of this Contract or gross negligence. Seller and Purchaser, jointly and severally, agree to indemnify and hold harmless Escrowee from and against any and all costs, claims, or damages (including but not limited to reasonable attorneys' fees and disbursements) howsoever occasioned that may be incurred by Escrowee or to which it may be subject in connection with its actions under this Contract, except to the extent such matters shall have resulted solely from Escrowee's willful disregard of this Contract or gross negligence.

               (d) Escrowee may act or refrain from acting in respect of any matter referred to herein in full reliance upon and with the advice of counsel which may be selected by it (including any member of its firm) and shall be fully protected in so acting or refraining from acting upon the advice of such counsel.

               (e) Except for its gross negligence or willful misconduct, Escrowee shall be protected in relying upon the accuracy, acting in reliance upon the contents, and assuming the genuineness of any notice, demand, certificate, signature, instrument or other document which is given to Escrowee without verifying the truth, accuracy or authenticity of any such notice, demand, certificate, signature, instrument or other document.

               (f) Escrowee shall not be bound in any way by any contract or understanding between the parties hereto other than this Contract, whether or not Escrowee has knowledge thereof or consents thereto unless such consent is given in writing.

               (g) Escrowee's sole duties and responsibilities shall be to hold and disburse the Downpayment in accordance with this Contract; provided, however, that Escrowee shall have no responsibility for the clearing or collection of the check representing the Downpayment or for the rate of interest paid by the Escrow Depository.

               (h) Escrowee shall not be liable for any action taken or omitted by Escrowee in good faith and believed by Escrowee to be authorized or within its rights or powers conferred upon it by this Contract, except for damage caused by the gross negligence or willful misconduct of Escrowee.

               (i) Upon the disbursement in full of the Downpayment in accordance with this Contract, Escrowee shall be relieved and released from any liability under this Contract.

               (j) Escrowee may resign at any time upon at least ten (10) Business Days' prior written notice to the parties hereto. If, prior to the effective date of such resignation, the parties hereto shall all have approved, in writing, a successor escrow agent, then upon the


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resignation of Escrowee, Escrowee shall deliver the Downpayment to such successor escrow agent. From and after such resignation and the delivery of the Downpayment to such successor escrow agent, Escrowee shall be fully relieved of all of its duties, responsibilities and obligations under this Contract. If for any reason the parties hereto shall not approve a successor escrow agent within such period, Escrowee may bring any appropriate action or proceeding for leave to deposit the Downpayment with a court of competent jurisdiction, pending the approval of a successor escrow agent, and upon such deposit Escrowee shall be fully relieved of all of its duties, responsibilities and obligations under this Contract.

               (k) In the event that a dispute shall arise in connection with this Contract, or as to the rights of any of the parties in and to, or the disposition of, the Downpayment, Escrowee shall have the right to (i) hold and retain all or any part of the Downpayment until such dispute is settled or finally determined by litigation, arbitration or otherwise, or (ii) deposit the Downpayment in an appropriate court of law, following which Escrowee shall thereby and thereafter be relieved and released from any liability or obligation under this Contract, or (iii) institute an action in interpleader or other similar action permitted by stakeholders in the State of New York, or (iv) interplead any of the parties in any action or proceeding which may be brought to determine the rights of the parties to all or any part of the Downpayment.

               (l) Provided that the Downpayment shall have been deposited with the Escrow Depository, Escrowee shall not have any liability or obligation for loss of all or any portion of the Downpayment by reason of the insolvency or failure of the Escrow Depository, or any other occurrence or circumstance affecting the Escrow Depository.

               (m) Purchaser acknowledges that Escrowee is counsel for Seller and agrees that such counsel may represent Seller in connection with this Contract, the Closing and any other matter, including but not limited to any dispute, action or proceeding related to the Contract or the Closing.

               (n) Escrowee further agrees to accept and hold, subject to and in accordance with the terms and conditions of this 'SS' 2.03 and in the same account as the Downpayment, any Adjournment Payments delivered to it pursuant to 'SS' 3.02.

               (o) Escrowee has acknowledged agreement to the provisions of this 'SS' 2.03 by signing in the place indicated on the signature page of this Contract.

          SECTION 3. The Closing

          'SS' 3.01. The closing of title pursuant to this Contract (the "Closing") shall take place on the date that is ninety (90) days after the date Seller shall have given notice that the Consents (as hereafter defined) have been obtained (the "Closing Date") at 10:00 a.m. at the offices of Hawkins, Delafield & Wood, 67 Wall Street, New York, New York 10005, or, at Purchaser's election, at the offices of the attorneys for Purchaser's lender, provided such offices are located in the Borough of Manhattan, City and State of New York. Time shall be of the essence as to the foregoing date and time.

          'SS' 3.02. Notwithstanding anything else to the contrary contained in Section 3.01 of this Contract, Purchaser shall have the right, from time to time prior to the Closing, to adjourn


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the Closing Date for a period of up to thirty (30) days in the aggregate, provided that Purchaser shall have complied with the requirements of this 'SS' 3.02. In the event Purchaser desires to so adjourn the Closing, Purchaser shall give written notice thereof to Seller as soon as practicable, but in any event at least one (1) day prior to the Closing Date. Such notice shall specify the date to which the Closing is adjourned, as to which time shall be of the essence (subject to any further right to adjournment pursuant to this 'SS' 3.02), and a copy of such notice shall have been delivered to Escrowee, along with a payment (the "Adjournment Payment") for the right to such adjournment in the amount equal to Fifteen Thousand Dollars ($15,000) for each day the Closing is so adjourned. Any amounts so paid as Adjournment Payments shall be held by Escrowee and, except as otherwise provided in 'SS' 13.01, treated in the same manner as the Downpayment, provided, however, that Adjournment Payments shall not be credited toward the balance of the Purchase Price.

          SECTION 4. Representations and Warranties

          'SS' 4.01. Seller represents and warrants to Purchaser as follows, as of the date hereof:

               (a) Seller is a limited liability company duly organized and validly existing under and by virtue of the laws of the State of New York and is in good standing in the State of New York. Seller has all requisite power and authority to execute, deliver and perform the transactions contemplated by this Contract, and, prior to Closing, will have taken all limited liability company actions necessary to consummate the transaction contemplated by this Contract. No approvals or consents by third parties or governmental authorities are required in order for Seller to consummate the transactions contemplated hereby except for the consent of the holders of fifty-one percent (51%) or more of the outstanding senior notes issued by Seller's Affiliate (as that term is hereinafter defined), Globix Corporation, which consents Seller shall seek to obtain within ten (10) days after the date hereof in accordance with 'SS' 8.13(a). The execution and delivery of this Contract and the performance by Seller of its obligations hereunder will not conflict with, or result in a breach of, any of the terms, conditions and provisions of any charter, articles of incorporation, bylaws or operating agreement binding upon Seller or any of its constituent entities.

               (b) Except in connection with the matter described in Exhibit E attached hereto, neither Seller, nor any Affiliate of Seller, nor any of their respective shareholders, members or partners, as the case may be, has (i) made a general assignment for the benefit of its creditors, (ii) admitted in writing its inability to pay its debts as they mature, (iii) had an attachment, execution or other judicial seizure of any property interest which remains in effect or (iv) become generally unable to meet its financial obligations as they accrue. Except as set forth on Exhibit E attached hereto, there is not pending any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of Seller or its Affiliates, or their respective shareholders, members or partners, as the case may be, or the debts of such parties under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or any of its shareholders, members or partners or all or any substantial part of its or their property. The proceedings described in Exhibit E shall not prevent or interfere with Seller's ability to consummate the transaction contemplated by this Contract.


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               (c) Seller owns legal and beneficial title to the Personal
Property (other than the Excluded Property), free and clear of all security interests, liens, mortgages, claims, charges, pledges, restrictions, equitable interests, restrictive covenants or encumbrances of any nature, except for such security interests as will be terminated before the Closing.

               (d) No person or entity, other than Purchaser pursuant to this Contract, has any conditional or unconditional right or option to purchase all or any portion of the Premises.

               (e) There is no action or proceeding (zoning, environmental or otherwise) or governmental investigation pending, or, to the Knowledge of Seller, threatened against, or relating to Seller or the Premises, or the transactions contemplated by this Contract, that is material to the consummation of such transactions or that will result in cost or liability to Purchaser by virtue of its ownership of the Property.

               (f) There are no pending, or to the Knowledge of the Seller, threatened, condemnation or eminent domain proceedings relating to or affecting the Premises.

               (g) Exhibit F attached hereto lists all service, maintenance, supply and management contracts affecting the Premises (collectively "Service Contracts"), and the information set forth therein is accurate as of the date hereof.

               (h) Exhibit G sets forth all of the equipment leases relating to equipment and machinery presently located in and/or servicing the Property (the "Equipment Leases"). All of the equipment and/or machinery which are leased pursuant to Equipment Leases constitute Excluded Property.

               (i) Except as may be set forth in the Environmental Reports (as hereinafter defined), to Seller's Knowledge (i) Hazardous Materials (as hereafter defined) have not been used, handled, manufactured, generated, produced, stored, treated, processed, transferred, or disposed of in, at or on the Premises during the period of Seller's ownership of the Premises, except in substantial compliance with all applicable laws, and (ii) Seller has not received written notice from any person or entity of any violation of any Environmental Laws or the presence of Hazardous Materials at the Premises. For purposes of this Contract (x) the term "Hazardous Materials" shall mean (a) any toxic substance or hazardous waste, hazardous substance or related hazardous material, or any pollutant or contaminant; (b) radon gas, asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of presently existing federal, state or local safety guidelines, whichever are more stringent; (c) any substance, gas material or chemical which is defined as or included in the definition of "hazardous substances," "toxic substances," "hazardous materials," "hazardous wastes" or words of similar import under any federal, state or local statute, law, code, or ordinance or under the regulations adopted or guidelines promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 'SS' 9061 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. 'SS' 1801, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 'SS' 6901, et seq.; the Federal Water Pollution Control Act, as


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amended, 33 U.S.C. 'SS' 1251, et seq.; and (d) any other chemical, material, gas, or substance, the exposure to or release of which is prohibited, limited or regulated by any governmental or quasi-governmental entity or authority that has jurisdiction over the Premises or the operations or activity at the Premises,
(y) the term "Environmental Laws" means all presently existing applicable present statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, agreements and similar items, of or with any and all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial and administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment, and (z) the term "Environmental Reports" means the environmental reports provided by Seller to Purchaser described on Exhibit H annexed hereto and made a part hereof.

               (j) Seller is not a "foreign person" as defined in the Section 1445 of the United States Internal Revenue Code.

               (k) Other than the Prime Lease, the Sublease (as those terms are hereinafter defined) and such other agreements, if any, as are listed on Exhibit I annexed hereto, copies of which have been made available to Purchaser, there are no leases or agreements affording a right of possession or occupancy of all or any portion of the Premises, including but not limited to the roof of the Building.

               (l) To Seller's Knowledge, except as disclosed in (i) the title report of Royal Abstract of New York, LLC, effective December 15, 2002 (Fidelity National Title Insurance Company of New York Title No. 819043), including all attachments thereto and amendments thereof, (ii) the title report of Royal Abstract of New York, LLC, effective May 23, 2003 (Old Republic National Title Insurance Company (Title No. 820082 (ORNY 3515)), including all attachments thereto and amendments thereof, (iii) or as otherwise communicated to Purchaser in writing, Seller has not received any notes or notices from any federal, state, county, municipal or other governmental or quasi-governmental department, agency or authority that Violations (as hereafter defined) exist with respect to the Premises.

               (m) There are no union or employment contracts or agreements (written or oral) affecting the Premises and there are no employees of Seller at the Property.

               (n) There is no pending proceeding to reduce the assessed valuation of the Premises or the taxes payable in connection therewith.

               (o) Seller is the sole owner of the Property.

          'SS' 4.02. Purchaser represents to Seller as follows:

               (a) Purchaser is a limited liability company duly organized and validly existing under and by virtue of the laws of the State of New York and is in good standing in the State of New York. Purchaser has all requisite power and authority to execute, deliver and perform the transactions contemplated by this Contract and, prior to Closing, will have taken all limited liability company actions necessary to consummate the transaction contemplated by this Contract. The performance by Purchaser of its obligations under this Contract will not


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contravene in any material respect the terms of its organizational documents or any agreement by which Purchaser or its property are bound.

               (b) Purchaser is acting as principal in this transaction and has the authority to close the transaction.

               (c) As of the date of this Contract neither Purchaser nor any of its principals, employees or representatives has actual (as opposed to implied or constructive) knowledge of any matter that would render title to the Property unacceptable pursuant to 'SS' 1.02.

          'SS' 4.03. For purposes of this Contract, the term "Knowledge" and words of similar import, contained in any representation or warranty made by Seller in this Contract shall mean solely the actual (as opposed to implied or constructive) knowledge of the CEO, Senior Vice President for Corporate Development and General Counsel of Seller's managing member after reasonable inquiry as to the matters to which such actual knowledge, or absence thereof, pertains. Seller represents that the individuals holding the above-referenced positions as of the date of this Contract are Peter Stevenson, John McCarthy and James Schroeder, respectively.

          'SS' 4.04. All of the representations and warranties of each party set forth in this Contract and any Exhibit annexed hereto shall be true and correct in all material respects upon the execution of this Contract and shall be deemed to be repeated at and as of the Closing Date, and shall be true and correct in all material respects as of the Closing Date. The representations and warranties of Seller set forth in this Section 4 shall survive the Closing for a period of nine (9) months and no claim thereon shall be brought after the expiration of such time period, provided that any claim based on any such representation or warranty that has been timely asserted shall not be impaired in the event that it has not been resolved prior to the expiration of such nine
(9) month period.

          SECTION 5. Condition of Property; Acknowledgments of Purchaser

          'SS' 5.01. Purchaser has made, or caused to be made, such inspections of the Property as Purchaser has determined to be necessary or desirable. Purchaser is fully familiar with the physical condition and state of repair of the Property and, except as expressly provided otherwise in this Contract, shall accept the Premises "AS IS" and in substantially such condition as exists on the date hereof, without regard to any latent or patent defects, subject to reasonable wear and tear and natural deterioration between the date hereof and the Closing and without any reduction in the Purchase Price for any change in such condition by reason thereof subsequent to the date of this Contract, and further subject to Section 7 of this Contract.

          'SS' 5.02. Prior to entering into this Contract Purchaser has made, or caused to be made, such examinations and reviews of the Service Contracts, the Premises, the operations thereof, the income and expenses thereof and all other matters of every kind whatsoever relating to this transaction as Purchaser has deemed to be necessary or desirable, including matters relating to (i) the status of title to the Premises, (ii) the current or future real estate tax liability, assessment or valuation of the Premises, (iii) the potential qualification of the Premises for any benefits conferred by any laws, whether for subsidies, special real estate tax treatment, insurance, mortgages or any other benefits, whether similar or dissimilar to those enumerated, (iv) the


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compliance of the Premises in its current or any future state with any applicable legal requirements, including those relating to environmental or zoning matters, and the ability to obtain a change in the zoning or a variance in respect to the non-compliance, if any, of the Premises, or the proposed use thereof, with zoning laws or any other applicable legal requirements, (v) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, condition or other matter affecting the Premises, (vi) the availability of any financing for the purchase, alteration, rehabilitation or operation of the Premises from any source, including, without limitation, any governmental entity, (vii) the current or future use of the Premises, including, without limitation, the Premises' susceptibility to use for commercial or residential purposes, (viii) the present and future condition and operating state of any Personal Property and the present or future structural and physical condition of the Premises, including their suitability for rehabilitation or renovation, or the need for expenditures for capital improvements, repairs or replacements thereto, (ix) the status of the real estate markets in which the Premises is located, (x) the future actual or projected income or operating expenses of the Premises, and (xi) the presence or absence at, upon, within or otherwise affecting the Premises, of any Hazardous Materials.

          'SS' 5.03. Except for those representations and warranties of Seller that are expressly set forth in this Contract and the documents to be executed and delivered by Seller at the Closing, Purchaser has entered into this Contract based solely on the results of its own examinations and reviews and has not been induced by, and is not relying upon, any representations, warranties or statements (written or oral, express or implied) made, or materials furnished, with respect to the Premises (including but not limited to statements or materials relating to any of the matters enumerated in 'SS' 5.02) by Seller or any agent, employee or representative of Seller, or any broker or other person purporting to be acting on Seller's behalf or with Seller's knowledge. Purchaser acknowledges that any information or materials provided to Purchaser by Seller or any agent, employee or representative of Seller, or any broker or other person purporting to be acting on Seller's behalf or with Seller's knowledge is solely for Purchaser's convenience and, except to the extent Seller has made a specific representation or warranty in this Contract with respect to any such information or materials, Seller makes no representation or warranty as to the completeness or accuracy thereof.

          'SS' 5.04. Except to the extent that this Contract or any document to be signed by Seller at Closing expressly provides for the survival after the Closing of any representations, warranties or agreements on the part of Seller, upon acceptance of the deed to the Premises Purchaser shall, and shall be deemed to have, released, discharged and acquitted Seller, and any Affiliate of Seller, from any claims, demands or liabilities of any type or nature whatsoever, whether known or unknown, foreseen or unforeseen, relating to the Premises, including but not limited to any claim, demand or liability relating to the actual or alleged presence at, upon, within or otherwise affecting the Premises, of any Hazardous Materials.

          SECTION 6. Responsibility for Violations

          'SS' 6.01. Purchaser shall accept the Premises subject to any and all violations of law or governmental ordinances that are currently, or may hereafter be, noted in or issued by any governmental departments, agencies and authorities having jurisdiction as to conditions affecting the Premises (each, a "Violation") and all liens that may have attached to the Premises pursuant


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to the Administrative Code of the City of New York. At the Closing, Purchaser
shall receive a credit against the Purchase Price equal to the amount necessary to pay, through the date that is sixty (60) days after the Closing Date, all fines and penalties (including any interest accrued thereon) due in respect of any such Violations.

          SECTION 7. Destruction, Damage or Condemnation

          'SS' 7.01. Notwithstanding anything to the contrary implied or provided by law or in equity, if, prior to the Closing, any material portion of the Premises is damaged by fire, the elements or any other casualty, or if any material portion of the Premises is taken by eminent domain or otherwise, Purchaser shall have the right to terminate this Contract by written notice to the Seller and Escrowee, provided that such notice shall have been given within ten (10) days following Purchaser's receipt of notice of the occurrence of such damage or condemnation, whereupon the Downpayment and any Adjournment Payments shall be promptly returned to Purchaser and thereupon this Contract and the obligations of the parties hereunder shall terminate and no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive a termination of this Contract. If Purchaser does not terminate this Contract then this Contract shall remain in full force and effect and the parties shall nonetheless proceed to the Closing in accordance with this Contract, provided, however, that in such event (i) Purchaser shall receive a credit against the Purchase Price in an amount equal to the Reasonable Cost of Repair (as hereafter defined) resulting from such casualty or the Diminution in Value (as hereafter defined) resulting from such taking, as the case may be, and (ii) Seller shall retain all rights in and to all proceeds or awards received or payable in connection with such casualty or taking, notwithstanding anything in the contrary in 'SS' 1.01(e).

          'SS' 7.02. Seller shall promptly notify Purchaser of any such fire or other casualty and of any proposed taking. Seller shall not enter into any construction or other contract for the repair or the restoration of the Premises (or otherwise cause any such repair or restoration to be performed), without having obtained Purchaser's prior written consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event of a fire or other casualty at the Premises, Purchaser's prior consent shall not be required for any action which Seller shall elect to take in order to repair or remediate any condition which poses a danger to Seller's employees or the health and welfare of the general public, provided that nothing in this Contract shall be construed as requiring Seller to undertake any repair or restoration of the Premises following any casualty or taking.

          'SS' 7.03. In the event there is damage to or destruction of an immaterial part of the Premises by fire or other casualty or an immaterial part of the Premises is affected by such taking, Purchaser shall not have the right to terminate this Contract, but the parties shall proceed to the Closing, provided, however, that in such event (i) Purchaser shall receive a credit against the Purchase Price in an amount equal to the Reasonable Cost of Repair (as hereafter defined) resulting from such casualty or the Diminution in Value (as hereafter defined) resulting from such taking, as the case may be, and (ii) Seller shall retain all rights in and to all proceeds received or payable in connection with such casualty or taking, notwithstanding anything in the contrary in 'SS' 1.01(e).

          'SS' 7.04. (a) For purposes of this Section 7, damage from a fire or other casualty shall be deemed material if the resulting Reasonable Cost of Repair (as hereafter defined) exceeds Four Million Dollars ($4,000,000). For purposes of this 'SS' 7.04, the term "Reasonable Cost of Repair" shall mean the reasonable cost of restoring the affected portion of the Premises as nearly as practicable to its condition immediately prior to the fire or other casualty, as reasonably determined in consultation with qualified unaffiliated professionals and determined (i) without reference to the cost of restoring any portions of the Premises the restoration of which is inconsistent with Purchaser's intended conversion of the Property to residential use, and (ii) taking into account any repairs or restoration carried out by Seller.

               (b) In the event that Seller and Purchaser shall not have agreed upon the Reasonable Cost of Repair caused by any fire or other casualty within thirty (30) days following the occurrence of such fire or other casualty, then either party may, by written notice to the other party, require that such amount be determined by a "baseball arbitration" conducted in accordance with subsection (c) of this 'SS' 7.04. Any such notice shall contain the following statement, in all capital letters on the first page thereof: "THIS NOTICE IS BEING GIVEN UNDER 'SS' 7.04 OF THE CONTRACT OF SALE FOR 415 GREENWICH STREET. FAILURE TO COMPLY WITH THE REQUIREMENTS OF THAT SECTION WITHIN TEN (10) BUSINESS DAYS MAY PREJUDICE YOUR INTEREST." The result of any such arbitration shall be binding and unappealable and judgment thereon may be entered by any court of competent jurisdiction.

               (c) In the event any Reasonable Cost of Repair is to be determined pursuant to this subsection then Seller and Purchaser shall each submit to each other in writing the name of an Independent Consultant (as hereafter defined) not later than ten (10) Business Days after the notice requiring an arbitration to determine the Reasonable Cost of Repair. If either party shall fail to timely designate an Independent Consultant then the Independent Consultant designated by the other party shall make the determination required under this 'SS' 7.04. If both parties shall have timely designated an Independent Consultant then the two Independent Consultants shall thereafter endeavor to establish by mutual agreement the Reasonable Cost of Repair. In the event that such Independent Consultants agree upon the Reasonable Cost of Repair within thirty (30) days after their designation then such determination shall be promptly issued in writing to, and shall be conclusive and binding upon, Seller and Purchaser, and the Closing shall take place as provided for in 'SS' 3.01, unless the date provided for therein shall have passed, in which case the Closing shall occur on the date that is five (5) Business Days after the date on which the Independent Consultants shall have given notice of their determination, in which event such date shall be deemed to be the "Closing Date" provided for in 'SS' 3.01. In the event the Independent Consultants designated by Seller and Purchaser are unable to agree on the Reasonable Cost of Repair within such thirty (30) day period they shall jointly designate another Independent Consultant (the "Third Consultant") to make such determination. In the event the Independent Consultants appointed by Seller and Purchaser are unable to agree on the designation of a Third Consultant within ten (10) Business Days after the need for such joint designation shall have arisen then either party may apply to a court of competent jurisdiction or the American Arbitration Association to make such designation. If both parties shall have made such applications then the application of the party that shall have first given notice thereof to the other party shall be the one utilized and the other party shall promptly withdraw its application. Seller and Purchaser shall each submit a proposed Reasonable Cost of Repair to the Third

Consultant within ten (10) Business Days after his or her appointment. The Third Consultant shall make its determination by selecting in its entirety the proposal that best represents the Reasonable Cost of Repair as determined in accordance with 'SS' 7.04(a) and shall promptly communicate its determination to Purchaser and Seller in writing. The Third Consultant shall have no authority to modify either proposal or independently determine a different Reasonable Cost of Repair. The Reasonable Cost of Repair selected by the Third Consultant shall be conclusive and binding upon Seller and Purchaser, and the Closing shall take place as provided for in 'SS' 3.01, unless the date provided for therein shall have passed, in which case the Closing shall occur on the date that is five (5) Business Days after the date on which the Third Consultant shall have given notice of its determination, in which event such date shall be deemed to be the "Closing Date" provided for in 'SS' 3.01. Each party shall bear the costs of the Independent Consultant it designates. The cost of the Third Consultant shall be borne by the parties equally.

               (d) For purposes of this Contract the term "Independent Consultant" shall mean an architect, engineer, professional contractor, construction manager or construction consultant (a "Construction Professional") that (i) holds such licenses or permits as may be required of that type of Construction Professional practicing in the City of New York, (ii) has been actively and continuously engaged in the design, construction, repair, renovation or alteration of commercial real estate in the City of New York for the ten (10) year period immediately preceding his or her designation under this Contract, and (iii) is not an Affiliate of or related to the party that has designated him or her as an Independent Consultant.

               (e) For purposes of this Section 7, a taking shall be deemed material if the resulting Diminution in Value (as hereafter defined) exceeds Four Million Dollars ($4,000,000). For purposes of this 'SS' 7.04 the "Diminution in Value" shall mean the diminution in the value of the Premises resulting from the referenced taking and shall be determined (i) without reference to the value of any portions of the Premises the restoration of which is inconsistent with Purchaser's intended conversion of the Property to residential use, and (ii) taking into account any repairs or restoration carried out by Seller.

               (f) In the event that Seller and Purchaser shall not have agreed upon the Diminution in Value caused by any taking within thirty (30) days following the occurrence of such taking, then either party may, by written notice to the other party, require that such amount be determined by a "baseball arbitration" conducted in accordance with subsection (g) of this Section 7.04. Any such notice shall contain the following statement, in all capital letters on the first page thereof: "THIS NOTICE IS BEING GIVEN UNDER 'SS' 7.04 OF THE CONTRACT OF SALE FOR 415 GREENWICH STREET. FAILURE TO COMPLY WITH THE REQUIREMENTS OF THAT SECTION WITHIN TEN (10) BUSINESS DAYS MAY PREJUDICE YOUR INTEREST." The result of any such arbitration shall be binding and unappealable and judgment thereon may be entered by any court of competent jurisdiction.

               (g) In the event any Diminution in Value is to be determined pursuant to this subsection then Seller and Purchaser shall each submit to each other in writing the name of an Independent Appraiser (as hereafter defined) not later than ten (10) Business Days after the notice requiring an arbitration to determine the Diminution in Value. If either party shall fail to timely designate an Independent Appraiser then the Independent Appraiser designated by the other party shall make the determination required under this 'SS' 7.04.
If both parties shall have
timely designated an Independent Appraiser then the two Independent Appraisers shall thereafter endeavor to establish by mutual agreement the Diminution in Value. In the event that such Independent Appraisers agree upon the Diminution in Value within thirty (30) days after their designation then such determination shall be promptly issued in writing to, and shall be conclusive and binding upon, Seller and Purchaser, and the Closing shall take place as provided for in 'SS' 3.01, unless the date provided for therein shall have passed, in which case the Closing shall occur on the date that is five (5) Business Days after the date on which the Independent Appraisers shall have given notice of their determination, in which event such date shall be deemed to be the "Closing Date" provided for in 'SS' 3.01. In the event the Independent Appraisers designated by Seller and Purchaser are unable to agree on the Diminution in Value within such thirty (30) day period they shall jointly designate another Independent Appraiser (the "Third Appraiser") to make such determination. In the event the Independent Appraisers appointed by Seller and Purchaser are unable to agree on the designation of a Third Appraiser within ten (10) Business Days after the need for such joint designation shall have arisen then either party may apply to a court of competent jurisdiction or the American Arbitration Association to make such designation. If both parties shall have made such applications then the application of the party that shall have first given notice thereof to the other party shall be the one utilized and the other party shall promptly withdraw its application. Seller and Purchaser shall each submit a proposed Diminution in Value to the Third Appraiser within ten (10) Business Days after his or her appointment. The Third Appraiser shall make its determination by selecting in its entirety the proposal that best represents the Diminution in Value as determined in accordance with 'SS' 7.04(e) and shall promptly communicate its determination to Purchaser and Seller in writing. The Third Appraiser shall have no authority to modify either proposal or independently determine a different Diminution in Value. The Diminution in Value selected by the Third Appraiser shall be conclusive and binding upon Seller and Purchaser, and the Closing shall take place as provided for in 'SS' 3.01, unless the date provided for therein shall have passed, in which case the Closing shall occur on the date that is five (5) Business Days after the date on which the Third Appraiser shall have given notice of its determination, in which event such date shall be deemed to be the "Closing Date" provided for in 'SS' 3.01. Each party shall bear the costs of the Independent Appraiser it designates. The cost of the Third Appraiser shall be borne by the parties equally.

               (h) For purposes of this Contract the term "Independent Appraiser" shall mean an appraiser that (i) is a member of the American Institute of Real Estate Appraisers, (ii) has earned the "MAI" designation,
(iii) has been actively and continuously engaged in the appraisal of commercial real estate in New York City for the ten (10) year period immediately preceding his or her designation under this Contract, and (iv) is not an Affiliate of or related to the party that has designated him or her as an Independent Appraiser.

          'SS' 7.05. The parties hereby waive the provisions of any statute which provides for a different outcome or treatment in the event of a casualty or a taking.

          SECTION 8. Covenants of Seller

          Seller covenants that between the date of this Contract and the
Closing:

          'SS' 8.01. Seller shall cause the Property to be operated and maintained substantially in accordance with its current practices and, subject to the provisions of Sections 7 and 8 of this

Contract, shall deliver the Property to Purchaser at the Closing substantially in the condition in which it exists as of the date hereof, subject to normal wear and tear and natural deterioration. Seller shall not, without Purchaser's prior written consent, other than in the ordinary course of operating and managing the Premises, remove from the Premises any Personal Property (other than the Excluded Property) unless such item shall be replaced with a similar item of comparable quality, utility and value.

          'SS' 8.02. Seller shall, prior to the Closing, cause to be removed from the Premises, the Excluded Property and shall repair any damage to the Premises caused by such removal (other than de minimis damage or damage to portions of the Premises that will be demolished or substantially modified in connection with Purchaser's anticipated conversion of the Premises to residential use).

          'SS' 8.03. Seller shall, at its sole cost and expense, terminate, effective at or prior to the Closing, all of the existing Service Contracts or indemnify Purchaser against any cost or expense arising in connection with any Service Contract that shall not have been terminated as of the Closing. Purchaser shall not, in any event, be required to take an assignment of any Service Contracts.

          'SS' 8.04. Seller shall terminate, effective at or prior to the Closing, all leases or agreements affording an interest, or other right of possession or occupancy of any portion of the Premises, including, without limitation (i) that certain Lease (the "Prime Lease"), dated June 11, 2001, between Seller and 415 Greenwich GC Tenant LLC ("Prime Tenant"), and (ii) that certain Sublease (the "Sublease"), dated June 11, 2001, between Prime Tenant and Globix Corporation, and shall deliver to Purchaser evidence of such termination substantially in the form attached as Exhibit J.

          'SS' 8.05. Seller shall not enter into any new Service Contract without the prior written consent of Purchaser unless such contract is terminable without penalty prior to the Closing.

          'SS' 8.06. Subject to the provisions of Section 7.02, Seller shall not undertake or commence any capital renovations or alterations at the Premises, except those necessary to comply with any of the provisions of this Contract, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

          'SS' 8.07. Seller shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Premises for any fiscal period in which the Closing is to occur or any subsequent fiscal period without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. Real estate tax refunds and credits received after the Closing Date which are attributable to fiscal tax years prior to the fiscal tax year in which the Closing occurs shall be paid to Seller, after deducting the expenses of collection thereof; real estate tax refunds and credits received after the Closing Date which are attributable to the fiscal tax year during which the Closing Date occurs shall be apportioned between Seller and Purchaser, after deducting the expenses of collection thereof, and real estate tax refunds and credits which are attributable to any fiscal tax year following the fiscal tax year in which the Closing occurs shall remain the sole property of Purchaser. In the event any amounts or credits that, under this 'SS' 8.07, are payable to Seller shall have been received by Purchaser then such amounts or credits shall be received by Purchaser in trust for Seller and shall be promptly forwarded to Seller at the address set forth herein. The obligations set forth in the preceding sentence shall survive the Closing.

          'SS' 8.08. Seller shall allow Purchaser and/or its representatives reasonable access to the Premises upon reasonable prior notice and at reasonable times. Seller shall make available to Purchaser or its representatives upon reasonable prior notice and at reasonable times such maintenance and other records concerning the Property as may be reasonably requested by Purchaser (except for records that Seller reasonably determines to be proprietary or confidential), and Purchaser shall have the right, at Purchaser's sole cost and expense, to copy such maintenance records, operating manuals, plans and specifications, and other records relating to the Property and in Seller's possession or control as Purchaser may reasonably request, which right shall survive the Closing for ninety (90) days. Any such copies shall be made using an independent copy service acceptable to Seller and, prior to the Closing, shall be maintained in accordance with the confidentiality provisions of the Due Diligence Agreement, dated July 14, 2003, between Seller and Purchaser (the "Due Diligence Agreement").

          'SS' 8.09. Seller shall promptly deliver to Purchaser notice of all actions, suits, claims and other proceedings to which Seller is made a party and which affect the Property, or the use, possession or occupancy thereof, and shall (i) not default, settle or compromise any such action, suit, claim or other proceeding if such default, settlement or compromise would materially adversely affect Purchaser or the Property and (ii) give Purchaser reasonable prior notice of its intent to settle or compromise any such action, suit, claim or other proceeding.

          'SS' 8.10. Seller shall maintain all Permits in full force and effect except for any Permits relating to Excluded Property.

          'SS' 8.11. Seller shall promptly deliver to the Purchaser copies of any notes or notices of any Violation applicable to the Property.

          'SS' 8.12. Seller shall promptly deliver to Purchaser notice of any actual or threatened condemnation of the Premises or any portion thereof.

          'SS' 8.13. (a) Seller shall, in good faith, use commercially reasonable efforts to obtain the consents provided for in the third sentence of 'SS' 4.01(a) (the "Consents") within the time period specified therein or as soon as practicable thereafter and prior to the date that is forty-five (45) days after the date hereof. If Seller shall have failed to obtain the Consents within ten (10) days after the date hereof then Seller shall be deemed unable to convey title and Purchaser shall be entitled to the rights provided for in clause (i) of 'SS' 12.04, provided, however, that Purchaser shall have until forty-five (45) days after the date of this Contract in which to exercise such rights. In the event that, prior to Purchaser's exercise of such rights, Seller shall have obtained the Consents then Purchaser shall no longer be entitled to exercise such rights by reason of Seller's failure to timely obtain the Consents and this Contract shall remain in effect. If, as of the forty-fifth (45th) day following the date of this Contract, Seller shall not have obtained the Consents, or if at any time the Consents shall have been denied, then Seller shall be deemed unable to convey title and Purchaser shall be deemed to have exercised its rights under clause (i) of 'SS' 12.04. Seller shall promptly notify Purchaser in writing of the receipt or denial of the Consents.

               (b) During the period of time in which Seller is required to seek the Consents Seller shall not actively market the Property, or initiate or engage in discussions with prospective purchasers of the Property (and shall direct the Broker (as hereafter defined) not to initiate or engage in discussions with prospective purchasers of the Property) or disclose to prospective purchasers that this Contract has been executed or any of the terms or conditions hereof, provided, however, that the foregoing shall not preclude disclosure that Seller has entered into a contract of sale for the Property or such other disclosures as may be required by applicable law.

               (c) In the event that (i) this Contract shall have been terminated due to Seller's failure to obtain the Consents, and (ii) within six
(6) weeks after the date of such termination Seller shall have entered into a contract to sell the Property to a different purchaser, then Seller shall pay to Purchaser, within thirty (30) days after the execution of such contract, a "break up fee" in an amount equal to the lesser of (A) Purchaser's third party expenses in connection with this transaction incurred subsequent to the date of the Due Diligence Agreement, and (B) $250,000. Seller's obligation under this 'SS' 8.13(c) shall survive such a termination of this Contract.

          SECTION 9. Seller's Closing Obligations

          On or before the Closing Date, Seller shall deliver the following to
Purchaser:

          'SS' 9.01. A bargain and sale deed in the form of Exhibit K annexed hereto, which deed shall have been properly executed, and acknowledged by a notary public, in proper form for recording so as to convey the title required by this Contract.

          'SS' 9.02. A bill of sale and general assignment in the form of Exhibit L annexed hereto.

          'SS' 9.03. All keys to the Premises in Seller's possession or control.

          'SS' 9.04. A certificate of Seller, in the form of Exhibit M annexed hereto, dated as of the Closing Date.

          'SS' 9.05. Such limited liability company certificates and resolutions customarily and reasonably required by the Title Company (as hereafter defined) in order to confirm Seller's authority to consummate the transactions contemplated hereby.

          'SS' 9.06. Such affidavits as the Title Company shall reasonably require in order to omit from the Owner's Title Policy (as hereafter defined), all exceptions for judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to Seller's name.

          'SS' 9.07. Checks to the order of the appropriate officers in payment of all applicable real property transfer taxes (including without limitation, taxes payable pursuant to

Article 31 of the New York State Tax Law, as amended, and Title 11, Chapter 21 of the New York City Administrative Code, as amended, and the regulations promulgated thereunder), and copies of any required tax forms, returns and/or affidavits therefor executed by Seller, which checks shall be certified or official bank checks if required by the taxing authority, subject to 'SS'
17.01 of this Contract.

          'SS' 9.08. A certificate complying with the requirements of 'SS' 1445 of the Internal Revenue Code; an affidavit complying with the requirements of Local Law 81/1989 of the City of New York; and an affidavit in lieu of a multiple dwelling registration statement.

          'SS' 9.09. Any other documents required by this Contract to be delivered by Seller.

          SECTION 10. Purchaser's Closing Obligations

          At the Closing, Purchaser shall:

          'SS' 10.01. Pay the portion of the Purchase Price payable at the Closing in accordance with Section 2, as such portion may be adjusted pursuant to the provisions of this Contract.

          'SS' 10.02. Execute all required real property transfer tax returns and promptly cause all such returns and checks in payment of any such taxes to be delivered to the appropriate officers and cause the deed to be recorded.

          'SS' 10.03. Deliver any other documents required by this Contract to be delivered by Purchaser.

          'SS' 10.04. Pay any amounts due and payable under the Due Diligence Agreement.

          SECTION 11. Apportionments.

          'SS' 11.01. (a) For purposes of this Section 11, the "Proration
Date" shall be 11:59 p.m. on the day preceding the Closing so that Purchaser shall be deemed to be the owner of the Premises and therefore entitled to any revenues and responsible for any expenses for the entire day upon which the Closing occurs. Seller and Purchaser shall prepare a schedule of adjustments ("Schedule of Adjustments") prior to the Proration Date. Such adjustments, if and to the extent known and agreed upon as of the Closing, shall be (i) paid by Purchaser to Seller at the Closing (if the prorations result in a net credit to Seller) or (ii) deducted from the Purchase Price at the Closing (if the prorations result in a net credit to the Purchaser). Any such adjustments not determined or not agreed upon as of the Closing shall be allocated on a fair and equitable basis as soon as invoices or bills are available, with final adjustments to be made as soon as reasonably possible after the Closing. Seller and Purchaser shall each act promptly and reasonably in connection with determining the prorations under this Section 11. This Section 11 shall survive the Closing.

               (b) All real estate taxes (including business improvement district charges, if any) on the Premises shall be prorated based on the actual current tax bill. If such tax bill has not yet been received by the Proration Date, then Purchaser and Seller shall estimate the real estate taxes based upon Purchaser's and Seller's good faith estimate of the change in the amount of the previous year's tax bill, and Purchaser and Seller shall after the Closing reprorate the real estate taxes as soon as the actual current tax bill is available. All amounts payable for real estate taxes accruing on or prior to the Proration Date shall be the obligation of Seller, and all amounts payable for real estate taxes accruing after the Proration Date shall be the obligation of Purchaser. Any delinquent taxes on the Premises shall be paid at the Closing by Seller.

               (c) All utility service charges and fees for sewer, water and electricity, heat and air conditioning service, other utilities, elevator maintenance, taxes, other expenses incurred in operating the Premises that Seller reasonably and customarily pays, and any other costs incurred in the ordinary course of business of Seller in connection with the operation of the Premises, shall be prorated on an accrual basis. Seller shall be responsible for all such expenses that are payable or accrue on or prior to the Proration Date, and Purchaser shall be responsible for all such expenses which are payable or accrue after the Proration Date. Seller shall be credited with an amount equal to any prepaid expenses which relate to the period on or after the Proration Date. Purchaser shall be credited with an amount equal to any unpaid expenses which relate to the period prior to the Proration Date. To aid in such prorations, Seller shall obtain billings and meter readings as of a date that is no earlier than thirty (30) days prior to the Proration Date, and the unfixed meter charge and the unfixed sewer rent, if any, based thereon for the intervening time shall be apportioned on the basis of such last reading, provided that, if Seller is unable to obtain any such billings or meter readings prior to Closing then such charges and fees shall be prorated at the Closing on the basis of the most recent reading.

               (d) Periodically recurring governmental fees for Permits shall be prorated between Purchaser and Seller as of the Proration Date on an accrual basis. Seller shall be responsible for all amounts due thereunder which accrue on or prior to the Proration Date and Purchaser shall be responsible for all amounts which accrue after the Proration Date.

               (e) Such other items as are customarily apportioned between buyers and sellers of real property of a type similar to the Premises in the State of New York shall be adjusted between Purchaser and Seller.

          SECTION 12. Objections to Title, Failure of Seller or Purchaser to Perform

          'SS' 12.01. As a condition to the Closing, Royal Abstract of New
York or such other title insurer or abstract company licensed to do business in the State of New York selected by Purchaser (such entity, the "Title Company"), shall have committed to insure Purchaser as the fee owner of the Premises in the amount of the Purchase Price by issuance of an ALTA owner's title insurance policy, subject only to the Permitted Exceptions and such other matters as Purchaser is required to accept under clause (c) of 'SS' 1.02 (the "Owner's Title Policy"), at its ordinary rates and with no special premiums except in connection with any policy endorsements requested by Purchaser. If the Title Company shall not be prepared at Closing to issue a title insurance policy in accordance with the terms of this Contract that is subject only to the Permitted Exceptions and such other matters as Purchaser is required to accept under clause (c) of 'SS' 1.02, and Purchaser is unwilling to waive any items which are not Permitted Exceptions or which Purchaser is not required to accept under clause (c) of 'SS' 1.02, and if a reputable duly licensed title insurer or abstract company selected by Seller ("Seller's Replacement Title

Company"), shall be prepared to issue a title insurance policy insuring Purchaser's fee interest in the Premises (at Purchaser's sole cost and expense but at ordinary rates and without special premium except in connection with any policy endorsement requested by Purchaser), subject only to the Permitted Exceptions and such other matters as Purchaser is required to accept under clause (c) of 'SS' 1.02, then Purchaser shall obtain its title insurance from Seller's Replacement Title Company and, as the context requires, references in this Contract to "the Title Company" shall be deemed to refer to Seller's Replacement Title Company. Purchaser shall, in all events, timely satisfy such conditions as title insurers and abstract companies customarily require of purchasers of real estate in connection with the issuance of title insurance policies.

          'SS' 12.02. Purchaser shall promptly order an examination of title (the "Title Commitment") and shall, within ten (10) Business Days after receipt thereof, give notice to Seller of any objections to title raised in the Title Commitment other than the Permitted Exceptions and such other matters as are provided for in clause (c) of 'SS' 1.02 (any objections other than a Permitted Exception and such other matters as are provided for in clause (c) of
Section 1.02, an "Unpermitted Exception"), which notice shall be accompanied by a copy of Purchaser's title report, if a copy shall not have previously been furnished to Seller's attorney.

          'SS' 12.03. If an Unpermitted Exception was first raised by the Title Company subsequent to the date of the issuance of the Title Commitment, Purchaser shall notify Seller of the same as soon as practicable but in no event later than ten (10) Business Days after the Title Company shall notify Purchaser of such Unpermitted Exception. Seller shall be entitled to reasonable adjournments of the Closing, not to exceed sixty (60) days in the aggregate, to remove any Unpermitted Exceptions identified in Purchaser's notice(s).

          'SS' 12.04. If Seller is unable, or elects not to, eliminate all Unpermitted Exceptions (other than those Unpermitted Exceptions which Seller shall be obligated to remove pursuant to the terms of this Contract) in accordance with the provisions of this Section 12, Seller shall notify Purchaser in writing that it is unable, or elects not, to remove the same, in which event Purchaser shall have the right, by delivery of written notice to Seller within ten (10) Business Days after having received such notice from Seller, to either
(i) terminate this Contract by written notice delivered to Seller, in which event Seller shall pay Purchaser's Reimbursable Termination Expenses (as that term is hereinafter defined) and the Escrowee shall return the Downpayment (or the Initial Downpayment if this Contract is terminated pursuant to 'SS'
8.13(a) prior to Purchaser's having delivered the Additional Downpayment) and any Adjournment Payment to Purchaser and, thereupon, no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive the termination of this Contract, or (ii) accept title to the Premises subject to such Unpermitted Exception(s) without an abatement in or credit against the Purchase Price. For purposes of this 'SS' 12.04
"Reimbursable Termination Expenses" shall mean the lesser of (a) the reasonable out-of-pocket expenses incurred by Purchaser between the date of the Due Diligence Agreement and the date as of which Seller shall have notified Purchaser that Seller is unable, or elects not, to remove any Unpermitted Exceptions, in respect of title searches, surveys, and other investigations of the Premises, and (b) $25,000. Purchaser shall provide Seller with evidence in reasonable detail of its Reimbursable Termination Expenses.

          'SS' 12.05. Seller shall not under any circumstance be required or obligated to cause the cure or removal of any Unpermitted Exception including, without limitation, to bring any action or proceeding, to make any payments or otherwise to incur any expense in order to eliminate any Unpermitted Exception; provided, however, that, Seller shall satisfy any Unpermitted Exception consisting of (i) any mortgage encumbering the Premises, (ii) any encumbrance voluntarily placed on the Premises by Seller between the date hereof and the Closing without Purchaser's prior written consent, (iii) any mechanics lien other than any such lien arising in connection with Purchaser's due diligence activities, (iv) unpaid taxes, assessments, water charges and sewer rents, and
(v) any other monetary liens encumbering the Premises ("Monetary Liens") that may be discharged by the payment of not more than $500,000 in aggregate, other than (A) any such Monetary Liens that arise in connection with Purchaser's due diligence activities, and (B) any such Monetary Liens that arise subsequent to the latest effective date of the title reports referenced in 'SS' 4.01(l) (or any continuations thereof that have been received by Purchaser and Seller as of the date hereof) and are in the aggregate amount of no more than $625,000, which the Title Company is willing, at its ordinary rates and without special premiums to (1) to omit as exceptions to coverage or to insure against collection out of or enforcement against the Premises for purposes of Owner's Title Policy, and
(2) to omit as exceptions to coverage from the policy of title insurance, if any, to be issued to Purchaser's lender.

          'SS' 12.06. Any unpaid taxes, assessments, water charges and sewer rents, together with the interest and penalties thereon to a date not less than two (2) days following the Closing Date, and any other liens and encumbrances which Seller is obligated to pay and discharge or which are against corporations, estates or other persons in the chain of title, together with the cost of recording or filing any instruments necessary to discharge such liens and encumbrances of record, may be paid out of the proceeds of the monies payable at the Closing if Seller delivers to the Title Company on the Closing Date official bills for such taxes, assessments, water charges, sewer rents, interest and penalties and instruments in recordable form sufficient to discharge any other liens and encumbrances of record and the Title Company agrees to remove such matters as exceptions to the Owner's Title Policy. Upon request made a reasonable time before the Closing, Purchaser shall provide at the Closing separate checks or wire transfers for the foregoing payable to the order of the holder of any such lien, charge or encumbrance and otherwise complying with 'SS' 2.02.

          SECTION 13. Defaults

          'SS' 13.01. (a) If Purchaser shall default in the performance of its obligation under this Contract to buy the Property, the sole remedy of Seller shall be to terminate this Contract and retain the Downpayment as liquidated damages for all loss, damage and expense suffered by Seller, including without limitation the loss of its bargain. Purchaser and Seller agree that the actual amount of Seller's damages in the event of Purchaser's default would be difficult to ascertain and that the foregoing liquidated damages represent a fair and reasonable approximation of Seller's damages in the event of a default by Purchaser, and not a penalty. In the event of any such termination Escrowee shall return any Adjournment Payments to Purchaser contemporaneously with its disbursement of the Downpayment to Seller.

               (b) Subject to the penultimate sentence of 'SS' 8.13(a), which shall take precedence over this 'SS' 13.01(b), if Purchaser shall have failed to deliver the Additional Downpayment as provided in 'SS' 2.01, then (i) Purchaser shall be in material default of its obligations hereunder, (ii) this Contract shall automatically terminate, (iii) Escrowee shall be authorized to disburse the Initial Downpayment to Seller without further notice (notwithstanding anything to the contrary in 'SS' 2.03), and (iv) Seller shall retain a claim against Purchaser for payment of the Additional Downpayment, along with any costs incurred in connection with the collection thereof (including reasonable attorneys' fees and disbursements), and may exercise any and all rights and remedies available at law or in equity to enforce such claim. Seller's rights under this 'SS' 13.01(b) shall survive the termination of this Contract.

          'SS' 13.02. (a) Except with respect to circumstances for which this Contract expressly provides for a different remedy, if Purchaser is not in default under this Contract or Seller is not otherwise excused from performance under the terms of this Contract and (i) any of the representations or warranties made by Seller in this Contract shall prove to have been false or misleading in any material respect when made, or (ii) if Seller shall fail or refuse to (A) convey the Premises to Purchaser or (B) perform any other covenant contained herein following not less than ten (10) Business Days' notice from Purchaser identifying such failure, then Purchaser shall elect as its sole and exclusive remedy either (1) to terminate this Contract (in which event Seller shall pay Purchaser's Default Termination Expenses and the Escrowee shall return the Downpayment and any Adjournment Payment to Purchaser and, thereupon, no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive the Closing or a termination of this Contract), or (2) to enforce, by an action for specific performance, Seller's obligation to convey the Premises in accordance with the terms of this Contract.

               (b) As used in this Contract, the term "Purchaser's Default Termination Expenses" shall mean all third-party expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by Purchaser subsequent to the date hereof in connection with the transaction contemplated by this Contract. Purchaser shall provide Seller with evidence in reasonable detail of its Default Termination Expenses.

          SECTION 14. Broker

          'SS' 14.01. The parties acknowledge that the sole broker for this transaction is Cushman & Wakefield ("Broker").

          'SS' 14.02. Seller represents and warrants to Purchaser that Broker is the only broker with whom Seller has dealt in connection with this Contract and that Seller does not know of any other broker or other person who has claimed or may have the right to claim a commission or finder's fee in connection with this transaction. The commission of Broker shall be paid by Seller pursuant to a separate agreement. Seller shall indemnify and defend Purchaser against any costs, claims or expenses, including reasonable attorneys' fees, arising out of the breach on Seller's part of any representations, warranties or agreements contained in this Section 14 and from any claim from any broker (including Broker) alleging entitlement to a commission in connection with the transactions contemplated by this Contract by virtue of its dealings with Seller.

          'SS' 14.03. Purchaser represents and warrants to Seller that Broker is the only broker with whom Purchaser has dealt in connection with this Contract and that Purchaser does not know of any other broker or other person who has claimed or may have the right to claim a commission or finder's fee in connection with this transaction. Purchaser shall indemnify and defend Seller against any costs, claims or expenses, including reasonable attorneys' fees, arising out of the breach on Purchaser's part of any representations, warranties or agreements contained in this Section 14 and from any claim from any broker (other than Broker) alleging entitlement to a commission in connection with the transactions contemplated by this Contract by virtue of its dealings with Purchaser.

          'SS' 14.04. Nothing in this Section 14 shall be construed to create any right or benefit on the part of any person not a party to this Contract. The representations and obligations under this Section 14 shall survive the Closing or, if the Closing does not occur, the termination of this Contract.

          SECTION 15. Limitation on Survival of Representations, Warranties, Covenants and Other Obligations

          'SS' 15.01. Except as otherwise expressly provided in this Contract, no representations, warranties, covenants or other obligations of Seller set forth in this Contract shall survive the Closing, and no action based thereon shall be commenced after the Closing.

          'SS' 15.02. The delivery of the deed by Seller, and the acceptance thereof by Purchaser, shall conclusively constitute the full performance and discharge of every obligation on the part of Seller to be performed hereunder, except those obligations of Seller which are expressly stated in this Contract to survive the Closing.

          SECTION 16. Notices

          'SS' 16.01. All notices under this Contract shall be in writing and shall be deemed to have been duly given upon receipt, if personally delivered, or on the first Business Day following delivery to an overnight courier service or on the third Business Day following the mailing of the same, when mailed by certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

               (a) To Seller, at the address first set forth above and to the attention of Peter Stevenson, CEO, with a copy to:

          Hawkins, Delafield & Wood
          67 Wall Street
          New York, New York 10005
          Attention: Lloyd S. Lowy, Esq.

               (b) To Purchaser, at the address first set forth above with a copy to:

          Stroock & Stroock & Lavan LLP
          180 Maiden Lane

          New York, New York  10038
          Attention:  Peter A. Miller, Esq.

               (c) To Escrowee at:

          Hawkins, Delafield & Wood
          67 Wall Street
          New York, New York 10005
          Attention: Lloyd S. Lowy, Esq.

               Any party hereto may change the address to which notices shall be sent by giving the other party written notice of such change.

          SECTION 17. Miscellaneous Provisions

          'SS' 17.01. Seller and Purchaser shall comply in a timely manner with the requirements relating to the New York State and New York City real property transfer taxes. Seller shall provide the appropriate returns and other documents to Purchaser at the Closing and shall, at the Closing, pay such taxes. Purchaser shall sign and swear to the respective tax returns for same. Purchaser, if request is made within a reasonable time prior to the date of Closing, shall provide at the Closing separate certified checks for said tax payments to be credited against the balance of the Purchase Price. The provisions of this 'SS' 17.01 shall survive the Closing.

          'SS' 17.02. This Contract embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, express or implied, are merged into this Contract. Neither this Contract nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument, provided, however, that each party hereby authorizes its attorney to agree in writing to any changes in dates and time periods hereunder.

          'SS' 17.03. This Contract shall be governed by, and construed in accordance with, the law of the State of New York without regard to the conflict of law rules of such State.

          'SS' 17.04. The captions in this Contract are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Contract or any of the provisions hereof.

          'SS' 17.05. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and permitted assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party, which may be granted or withheld for any or no reason. Notwithstanding the foregoing, Purchaser may assign this Contract to an Affiliate of Purchaser, provided that no such assignment shall be effective until Purchaser shall have furnished to Seller a copy of the assignment instrument along with reasonable evidence that the assignee thereunder is an Affiliate of Purchaser, and provided further that no such assignment shall relieve Purchaser of its obligations or liabilities hereunder. For purposes of this Contract, the term "Affiliate" shall mean, with respect to any entity, another entity which
(i) it controls, (ii) is controlled by it, or (iii) which is under common control with such entity.

          'SS' 17.06. This document is not an offer by Seller and under no circumstances shall this Contract be effective or binding upon Seller until (i) it has been executed by both Seller and Purchaser (and Escrowee), and a fully executed counterpart shall have been delivered by Seller to Purchaser or Purchaser's attorney and (ii) the Downpayment shall have been received by Escrowee. This Contract may be executed in one or more counterparts, each of which shall be deemed an original, and which together shall constitute one and the same instrument.

          'SS' 17.07. Whenever any action must be taken (including the giving of notice or the delivery of documents) under this Contract during a certain period of time (or by a particular date) that ends (or occurs) on a non-Business Day, then such period (or date) shall be extended until the next succeeding Business Day. As used herein, the term "Business Day" shall be deemed to mean any day, other than a Saturday or Sunday, on which commercial banks in the State of New York are not required or authorized to be closed for business.

          'SS' 17.08. As used in this Contract (i) the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require, (ii) unless the context otherwise requires, the terms "hereby", "hereof", "hereto", "herein", "hereunder", and any similar terms refer to this Contract as an entirety and not solely to the particular portion in which the word is used and (iii) the words "include" and including" shall be construed as meaning "including but not limited to".

          'SS' 17.09. The Exhibits constitute part of this Contract. If the provisions of any Exhibit to this Contract are inconsistent with the provisions of this Contract, the provisions of this Contract shall prevail.

          'SS' 17.10. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

          'SS' 17.11. Seller and Purchaser shall execute, acknowledge (if necessary) and deliver such documents, certificates or other instruments and shall take such other action as any of the parties hereto shall reasonably require from time to time to complete the transactions contemplated hereby or as otherwise may be reasonably requested to carry out the intent and purposes of this Contract. The provisions of this 'SS' 17.11 shall survive the Closing for six (6) months.

          'SS' 17.12. Except as otherwise expressly provided to the contrary herein, each party shall bear its own expenses in connection with the preparation, execution and delivery of this Contract and the consummation of the transactions contemplated hereby.

          'SS' 17.13. Provided Seller has not defaulted under this Contract, Purchaser shall not cause to be recorded this Contract or any memorandum hereof or affidavit relating hereto without Seller's prior written consent. Any violation of this 'SS' 17.13 shall be deemed to be a material default entitling Seller to terminate this Contract and retain the Downpayment.

          'SS' 17.14. In the event of litigation between the parties relating to this Contract the parties hereby waive any right to trial by jury and agree that the prevailing party shall be entitled to recover all costs and expenses of litigation, including but not limited to reasonable attorneys' fees and disbursements incurred in connection therewith, including any appellate and post-judgment proceedings. Each of the parties submits to the jurisdiction of any state or federal court sitting in New York County in any action or proceeding arising out of or relating to this Contract and agrees that all claims in respect of this Contract shall be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Contract in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.

          'SS' 17.15. Seller shall be entitled to the return of any deposits posted with any utility company serving the Premises and Purchaser shall notify each such utility company to terminate Seller's account as of noon on the Closing Date and to forward any such deposit to Seller at its address as shown above. In the event any such deposit, or credit in respect thereof, shall be received by Purchaser it shall be received and held in trust for Seller and shall be promptly forwarded to Seller at the address set forth above. Purchaser's obligations under this 'SS' 17.15 shall survive the Closing.

                    [Signatures appear on the following page]

          IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the date first above written.

          SELLER:                       415 GREENWICH GC, LLC

                                        By: Globix Corporation


                                            By: /s/ Peter K. Stevenson
                                            ------------------------------------
                                            Name: Peter K. Stevenson
                                            Title: President and CEO
                                            Tax ID No.: 13-3781263

          PURCHASER:                    HERITAGE PARTNERS LLC


                                        By: /s/ Ethan C. Eldon
                                        ------------------------------------
                                        Name: Ethan C. Eldon
                                        Title: Managing Member
                                        Tax ID No.: 80-0071021

Receipt and Agreement by Escrowee:

The undersigned Escrowee hereby acknowledges receipt of $1,000,000, to be held in escrow pursuant to 'SS' 2.03, and agrees to the provisions contained in 'SS' 2.03.

HAWKINS, DELAFIELD & WOOD


By: /s/ Lloyd S. Lowy
    -----------------
        Name
        A Partner

                                    Exhibit A

                             DESCRIPTION OF PREMISES

ALL that certain plot, piece or parcel of land, situate, lying and being in the City, County and State of New York, and more particularly bounded and described as follows:

BEGINNING at the corner formed by the intersection of the easterly side of Greenwich Street with the southerly side of Laight Street;

RUNNING THENCE easterly along the southerly side of Laight Street, 126 feet and 4 1/4 inches more or less, to land heretofore conveyed by The Rector, Churchwardens and Vestryman of Trinity Church in the City of New York to one Robert Lenox;

THENCE southerly along the last mentioned land and along other land heretofore conveyed by the Rector, Churchwardens and Vestryman of Trinity Church in the City of New York to William Paulding, Jr., 176 feet 11 1/4 inches more or less to the northerly side of Hubert Street;

THENCE westerly along the northerly side of Hubert Street 125 feet 7 3/4 inches more or less to the northeasterly corner of Hubert and Greenwich Streets;

THENCE northerly, along the easterly side of Greenwich Street, 177 feet 6 inches, more or less, to the point or place of BEGINNING.

                                    Exhibit B

                            CERTAIN INCLUDED PROPERTY

                                       N/A

                                    Exhibit C

                                EXCLUDED PROPERTY

                                      Qnty/Unit   Units   Total Qnty.
                                      ---------   -----   -----------
Basement                                             2
Downflow AC CCD-900CW                      1         2           2
Cooling Equipment
Electrical Switchgear
Storage Batteries

1st Floor
Downflow AC CCD-900CW                      1         5           5
Upflow AC CCD-900CW                        1         2           2
Security System
Chillers
Pumps

2nd Floor
Floor Stands
PDU                                        1         8           8
Power Feeders 05-00881-74                 10         9          90
Misc. Lights and Emergency Lighting
Downflow AC CCD-900CW                      1         1           1

3rd Floor
Floor Tiles                               32        72        2304
Loose Floor Tiles                          1        31          31
Pedestal Stringers                       520         2        1040
Pedestal Bases                           340         7        2380
Star Head Studs                          900         6        5400
SWBD #2 Sec1                               1         1           1
SWBD #2 Sec2                               1         1           1
SWBD #2 Sec3                               1         1           1
AC Pedestals                               1        25          25
Downflow AC CCD-900CW                      1        62          62
Upflow AC CCD-900CW                        1         2           2

4th Floor
Floor Tiles                               32        96        3072
Loose Floor Tiles                          1        33          33
Pedestal Stringers                       520         6        3120
Pedestal Bases                           340        12        4080
Star Head Studs                          900         6        5400
Market Unit Heaters G1G5107CA1L           12         3          36

5th Floor
Loose Floor Tiles                          1        79          79
Perforated Floor Tile                     22        19         418
Pedestal Stringers                       520         4        2080
Pedestal Bases                           340         2         680
Star Head Studs                          900         5        4500
Security Rotating Doors
4 Crates Red Cage Material (Martin)

6th Floor
Downflow AC CCD-900CW                      1        14          14
PDU                                        1         6           6
Floor Tiles                               32        26         832
Loose Floor Tiles                          1         8           8
4 post Cabinets                            1       250         250
Mesh Cage Material                         1       400         400
2 post Cab                                 1       100         100
Networking Equipment                       1

7th Floor
Cubicle Furniture                          1       100         100
Cubicle Partitions                         1       100         100
Office Furniture                           1        30          30
File Cabinets                             62        62          62
Phones                                     1       130         130
Stored Networking Equipment                ?

8th Floor
Generator Switchgear                       1         1           1
Misc. Building Materials                   ?

Roof
Generators                                 1         6           6

                                    Exhibit D

                              PERMITTED EXCEPTIONS

1. Zoning regulations and ordinances whether or not violated by the existing structures or present uses thereof.

2. Consents by the Seller or any former owner of the Premises for the erection of any structure or structures on, under or above any street or streets on which the Premises may abut.

3. Encroachments and projections, if any, upon or over any street or highway or any adjoining property or upon or over the Premises from an adjoining property, including but not limited to stoops, areas, steps, trim, flagpoles, awnings, canopies, marquees, signs, light fixtures, stand pipes, cellar doors, vents, grates, window sills, lintels, fire escapes, gates, cornices, and party, coping, retaining or other walls.

4. Real estate taxes and unpaid installments of assessments that are not yet due and payable or are to be apportioned at Closing.

5. Financing statements, chattel mortgages and liens on personalty filed more than five (5) years prior to the Closing Date and not continued or renewed, or filed against property or equipment owned by Tenants or no longer located on the Premises.

6. Rights of utility companies to lay, maintain, install and repair pipes, lines, cables, conduits, poles and related equipment on, over and under the Premises, provided they do not prevent the conversion of the Premises to residential use.

7. Revocability or lack of right to maintain vaults, coal chutes, excavations or sub-surface equipment beyond the line of the Premises.

8.   A certain Encroachment Agreement recorded in Liber 3445, page 166.

9. Any state of facts shown on the survey made by William F. Fehringer, P.L.S., P.C., dated June 15, 1998, or such additional facts as would be shown if such survey were updated to the date hereof, or that a personal inspection would show, provided such additional facts do not prohibit the conversion of the Premises to residential use.

10. Inclusion of the Premises in an area designated as Tribeca North Historic District. (Notice of Designation recorded in Reel 1962, Page 0253)

11.  Minor variations between the record lines and the tax map.

                                    Exhibit E

                        BANKRUPTCIES, INSOLVENCIES, ETC.

On March 1, 2002, Seller's Affiliate, Globix Corporation (the "Company"), and two of the Company's wholly-owned domestic subsidiaries, Comstar.net, Inc. and ATC Merger Corp., filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code (the "Bankruptcy Code"), together with a prepackaged plan of reorganization (the "Plan") with the United States Bankruptcy Court for the District of Delaware. The Company continued to operate in Chapter 11 in the ordinary course of business and received permission from the bankruptcy court to pay its employees, trade and certain other creditors in full and on time, regardless of whether these claims arose prior to or after the Chapter 11 filing.

On April 8, 2002, the bankruptcy court confirmed the Plan. Effective April 25, 2002, all conditions necessary for the Plan to become effective were satisfied or waived and the Company emerged from Chapter 11 bankruptcy protection.

In accordance with the Plan, 494,052 shares of common stock (approximately 2.4% of the outstanding shares of common stock) and $1.968 million in notes that would otherwise be distributed to certain holders of certain securities of the Company prior to its bankruptcy are being held in escrow pending resolution of class action lawsuit and related derivative suit against the Company and certain current and former directors and officers. When the litigation is settled or otherwise resolved, the shares and notes will either be distributed to the litigants or the holders of securities of the Company. The Company currently anticipates that the litigation will be settled for less than the amount of its insurance, and that the shares and notes will be distributed to the holders of securities of the Company prior to its bankruptcy. Formal termination of the bankruptcy case is expected to occur when the litigation is settled.

                                    Exhibit F

                                SERVICE CONTRACTS

1. Agreement between Seller and Universal Elevator Company, Inc. dated December 23, 2002. (Elevator)

2. Agreement between Seller and Croker Fire Drill Corporation dated August 1, 2001. (Fire safety services)

3. Agreement between Seller and Cross-Fire & Security Co., Inc. dated February 1, 2002. (Maintenance and inspection of fire alarm)

4. Agreement between Seller and Pest Control of NY, Inc. dated October 14, 2001. (Pest control)

5. Agreement between Seller and Aztech dated December 11, 2001. (Cleaning of granite and stainless steel)

6. Agreement between Seller and Data Support Associates, Inc. (DSA) dated August 30, 2001. (Data Center Maintenance)

7. Agreement between Seller and York International dated July 17, 2002. (Maintenance of Chillers)

                                    Exhibit G

                                EQUIPMENT LEASES

1.   Lease with Codorus Acceptance Corporation dated December 19, 2000.
     (Chillers)

                                    Exhibit H

                              ENVIRONMENTAL REPORTS

1. "Phase I Environmental Site Assessment for the Property Located at 415 Greenwich Street, New York, NY 10014", prepared by Ambient Group, Inc., dated June 23, 2000.

2. "Closeout Package, 415 Greenwich Street", prepared by Seasons Industrial Contracting, date-stamped May 6, 2001.

3. "Phase I Environmental Site Assessment for the Property located at 415 Greenwich Street, New York, New York", prepared by Cosmos Environmental Services, dated June 1998.

                                    Exhibit I

                               LEASES AND LICENSES

                                    Exhibit J

           FORM OF EVIDENCE OF TERMINATION OF PRIME LEASE AND SUBLEASE

                                    Exhibit K

                                  FORM OF DEED

                              BARGAIN AND SALE DEED

          THIS INDENTURE, made the __ day of _______, 2003, between 415 GREENWICH GC, LLC, a New York limited liability company, having an office at c/o Globix Corporation, 139 Centre Street, New York, New York 10013 ("Grantor"), and HERITAGE PARTNERS LLC, a New York limited liability company, having an office at 50 Charles Lindbergh Boulevard, Uniondale, New York 11553 ("Grantee"):

                              W I T N E S S E T H :

          That Grantor, in consideration of Ten Dollars ($10.00) and other good and valuable consideration paid by Grantee, the receipt and sufficiency of which are hereby acknowledged, does hereby convey, grant and release unto Grantee, its heirs or successors and assigns, forever,

          ALL that certain plot, piece, or parcel of land with the Buildings and improvements thereon erected, situate, lying and being in the City of New York, County of New York a, State of New York, and more particularly described in Schedule A attached hereto and incorporated herein for all purposes.

          TOGETHER with all right, title and interest, if any, of Grantor in and to any streets and roads abutting the above described premises to the center lines thereof;

          TOGETHER with the appurtenances and all the estate and rights of Grantor in and to said premises;

          TO HAVE AND TO HOLD the premises herein granted unto Grantee, its heirs and successors and assigns, forever.

          AND Grantor, in compliance with Section 13 of the Lien Law, covenants that Grantor will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund to be applied first for the purpose of paying the cost of the improvement and will apply the same first to the payment of the cost of the improvement before using any part of the total of the same for any other purpose.

          IN WITNESS WHEREOF, Grantor has duly executed this deed the day and year first above written.

                                        415 GREENWICH GC, LLC

                                        By: Globix Corporation


                                            By:
                                                --------------------------------
                                                Name:
                                                Title:

STATE OF NEW YORK  )
                   ) ss.:
COUNTY OF NEW YORK )

          On the ___ day of _________, 2003, before me, the undersigned, a notary public in and for said state, personally appeared _______________ personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person on behalf of which the individual acted, executed the instrument.

                                            ------------------------------------
                                            Notary Public
                                            Commission expires:

                                   SCHEDULE A

                             DESCRIPTION OF PREMISES

ALL that certain plot, piece or parcel of land, situate, lying and being in the City, County and State of New York, and more particularly bounded and described as follows:

BEGINNING at the corner formed by the intersection of the easterly side of Greenwich Street with the southerly side of Laight Street;

RUNNING THENCE easterly along the southerly side of Laight Street, 126 feet and 4 1/4 inches more or less, to land heretofore conveyed by The Rector, Churchwardens and Vestryman of Trinity Church in the City of New York to one Robert Lenox;

THENCE southerly along the last mentioned land and along other land heretofore conveyed by the Rector, Churchwardens and Vestryman of Trinity Church in the City of New York to William Paulding, Jr., 176 feet 11 1/4 inches more or less to the northerly side of Hubert Street;

THENCE westerly along the northerly side of Hubert Street 125 feet 7 3/4 inches more or less to the northeasterly corner of Hubert and Greenwich Streets;

THENCE northerly, along the easterly side of Greenwich Street, 177 feet 6 inches, more or less, to the point or place of BEGINNING.

Such premises being intended to be the same premises conveyed to Grantee by deed from Summit Import Corporation, dated September 14, 2000, and recorded October 3, 2000, in Reel 3168, page 1260, in the office of the New York City Register, New York County.

RECORD AND RETURN TO:

Peter A. Miller, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038

                                            PREMISES:

                                            Section: 1
                                            Block: 215
                                            Lot: 5
                                            County: New York
                                            Address: 415 Greenwich Street

                                    Exhibit L

                              FORM OF BILL OF SALE

                                  BILL OF SALE

                         KNOW ALL MEN BY THESE PRESENTS,

     That, subject to the terms and conditions hereinafter set forth, 415 GREENWICH GC, LLC, a New York limited liability company having an address having an office at c/o Globix Corporation, 139 Centre Street, New York, New York 10013 ("Seller"), for and in consideration of the sum of Ten Dollars ($10.00), lawful money of the United States, to it in hand paid, at or before delivery of these presents by HERITAGE PARTNERS LLC, a New York limited liability company, having an office at 50 Charles Lindbergh Boulevard, Uniondale, New York 11553 ("Purchaser"), the receipt of which is hereby acknowledged, has bargained and sold, and by these presents does grant and convey unto Purchaser its successors and assigns all right, title and interest of Seller in and to all of the equipment, furniture, fittings, fixtures and articles of personal property owned by Seller and affixed or attached to, installed or placed in or upon and used for or useable in any present or future enjoyment, occupancy or operation of the building commonly known as 415 Greenwich Street, New York, New York (all of such equipment, furniture, fittings, fixtures and articles of personal property, collectively, the "Personal Property").

     Seller grants and conveys the Personal Property unto Purchaser without recourse and without representation or warranty of any kind, express or implied, except to the extent expressly provided otherwise in that certain Contract of Sale, dated as of ________ __, 2003, between Seller and Purchaser.

     TO HAVE AND TO HOLD the same unto Purchaser its successors and assigns forever.

     SELLER HAS MADE NO WARRANTY THAT THE PERSONAL PROPERTY COVERED BY THIS BILL OF SALE IS MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE AND THE SAME IS SOLD IN AN "AS IS", "WHERE IS" CONDITION. BY ACCEPTANCE OF DELIVERY, PURCHASER AFFIRMS THAT IT HAS NOT RELIED ON SELLER'S SKILL OR JUDGMENT TO SELECT OR FURNISH THE PERSONAL PROPERTY FOR ANY PARTICULAR PURPOSE, AND THAT SELLER MAKES NO WARRANTY THAT THE PERSONAL PROPERTY IS FIT FOR ANY PARTICULAR PURPOSE AND THAT THE CONVEYANCE MADE HEREBY IS OTHERWISE MADE WITHOUT REPRESENTATION OR WARRANTY, EXPRESSED, IMPLIED OR STATUTORY.

     This Bill of Sale shall be governed by and construed in accordance with the laws of the State of New York without regard to New York conflict of laws principles.

     IN WITNESS WHEREOF, Seller has caused this instrument to be duly executed as of this ___ day of ___________, 2003.

                                        415 GREENWICH GC, LLC

                                        By: Globix Corporation


                                            By:
                                                --------------------------------
                                                Name:
                                                Title:

                                    Exhibit M

                        FORM OF REAFFIRMATION CERTIFICATE

                              SELLER'S CERTIFICATE
                     UPDATING REPRESENTATIONS AND WARRANTIES

          This SELLER'S CERTIFICATE (this "Certificate") is made as of ________ __, 2003 by 415 GREENWICH GC, LLC, a New York limited liability company, having an office at c/o Globix Corporation, 139 Centre Street, New York, New York 10013 ("Seller") to HERITAGE PARTNERS LLC, a New York limited liability company, having an office at 50 Charles Lindbergh Boulevard, Uniondale, New York 11553 ("Purchaser").

          A. Seller and Purchaser have entered into that certain Contract of Sale Agreement, dated as of _________ ___, 2003 (the "Contract"), pursuant to which Seller has made certain representations and warranties to Purchaser.

          B. 'SS' 9.04 of the Contract requires that Seller deliver to Purchaser at the Closing a certificate remaking the representations and warranties of Seller contained in the Contract.

          C. All capitalized terms used but not otherwise defined in this Certificate shall have the respective meanings ascribed thereto in the Contract.

          D. The representations and warranties being remade in this Certificate are subject to the same limitations and conditions as apply to the representations and warranties contained in the Contract, including but not limited to the limitation on their survival.

          E. Based upon and subject to the foregoing, Seller hereby remakes to Purchaser as of the date hereof the representations and warranties contained in the Contract.

                                        415 GREENWICH GC, LLC

                                        By: Globix Corporation


                                            By:
                                                --------------------------------
                                                Name:
                                                Title: